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                                                                     Exhibit 1.1



                        MIRANT AMERICAS GENERATION, INC.

                               PURCHASE AGREEMENT

                          7.625% SENIOR NOTES DUE 2006
                          8.300% SENIOR NOTES DUE 2011
                          9.125% SENIOR NOTES DUE 2031




                                                                  April 26, 2001


Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Banc of America Securities LLC
Deutsche Banc Alex. Brown Inc.
Wachovia Securities, Inc.

c/o Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285

Ladies and Gentlemen:

         Mirant Americas Generation, Inc., a Delaware corporation (the "Company"), confirms its agreement with Lehman Brothers Inc., as representative of the Initial Purchasers (the "Representative"), Credit Suisse First Boston Corporation, Banc of America Securities LLC, Deutsche Banc Alex. Brown Inc. and Wachovia Securities, Inc. (collectively, the "Initial Purchasers", which term shall also include any initial purchaser substituted as hereinafter provided in Section 10 hereof), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth opposite their names on Schedule 1 to this agreement (the "Agreement") of the Company's $500,000,000 aggregate principal amount of 7.625% Senior Notes due 2006 (the "2006 Notes"), $850,000,000 aggregate principal amount of 8.300% Senior Notes due 2011 (the "2011 Notes") and $400,000,000 aggregate principal amount of 9.125% Senior Notes due 2031 (the "2031 Notes", and together with the 2006 Notes and the 2011 Notes, the "Notes").

         The Notes will be issued pursuant to an indenture and a supplemental indenture relating to each series of Notes (such indenture and supplemental indentures collectively referred to herein as the "Indenture"), in each case to be dated as of the Closing Time (as hereinafter



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defined), between the Company and Bankers Trust Company as trustee (the
"Trustee"). Capitalized terms used herein without definition have the respective meanings specified in the Offering Circular (as hereinafter defined).

         The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act.

         The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement, dated the date hereof and to be substantially in the form attached hereto as
Exhibit 5 (the "Registration Rights Agreement"), pursuant to which the Company will use its reasonable best efforts to file a registration statement with the United States Securities Exchange Commission (the "Commission") under the Securities Act covering the Exchange Offer referred to in the Registration Rights Agreement.

         1. OFFERING CIRCULAR: In connection with the sale of the Notes, the Company has prepared a preliminary offering circular dated April 13, 2001 (the "Preliminary Offering Circular") and a final offering circular dated the date hereof (such final offering circular, in the form first furnished to the Initial Purchasers for use in connection with the offering and sale of the Notes, or if such form is not so used, in the form subsequently furnished for such use, the "Offering Circular"), each setting forth certain information concerning the Company and the Notes. The Company hereby confirms that it has authorized the use of the Preliminary Offering Circular and the Offering Circular in connection with the offer and resale of the Notes by the Initial Purchasers. Unless stated to the contrary, all references herein to the Offering Circular are to the Offering Circular dated as of the date hereof and are not meant to include any amendment or supplement thereto subsequent to such date.

            The Company has been advised by you that the Initial Purchasers propose to make an offering of the Notes only on the terms, subject to the conditions and in the manner set forth in the Offering Circular and Section 5 of this Agreement, as soon as the Initial Purchasers deem advisable after this Agreement has been executed and delivered.

         2. PURCHASE AND SALE: On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, the respective principal amounts of Notes of each series set forth opposite their names at the purchase prices set forth in Schedule I hereto.

         3. PAYMENT AND DELIVERY: Payment of the purchase price for, and delivery of certificates for, the Notes shall be made at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia or such other locations as the Representative and the Company shall determine, at 10:00 A.M., New York City time, on May 1, 2001 (the "Closing Time"), or such later date and time as the Representative and the Company shall determine, unless postponed in accordance with the provisions of
Section 10 hereof. Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by


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the Company against delivery to the Initial Purchasers of the Notes to be purchased by them.

            The Notes to be purchased by the Initial Purchasers shall be in such denominations and registered in such names as the Representative may request in writing at least three full business days before the Closing Time or, if no such request is received, in the name of the respective Initial Purchaser in denominations selected by the Company. If the Representative shall request that any of the Notes be registered in a name or names other than that of the Initial Purchaser agreeing to purchase such Notes, such Initial Purchaser shall pay any transfer taxes resulting from such request. The Company agrees to make the Notes available for inspection by the Initial Purchasers at the offices of Troutman Sanders LLP at least 24 hours prior to the Closing Time.

         4. CONDITIONS OF INITIAL PURCHASERS' OBLIGATIONS: The several obligations of the Initial Purchasers hereunder are subject to the accuracy of the representations and warranties on the part of the Company herein contained, to the receipt by the Representative of a letter on and dated the date hereof from Arthur Andersen LLP substantially in the form attached hereto as Exhibit 4 and to the following other conditions:

                  (a) That, at the Closing Time, the Initial Purchasers shall be furnished the following opinions and letter, with such changes therein as may be agreed upon by the Company and the Initial Purchasers:

                           (i) Opinion of Troutman Sanders LLP, of Atlanta, Georgia, counsel to the Company, substantially in the form attached hereto as
                                    Exhibit 1.

                            (ii) Opinion of Shearman & Sterling, of New York, New York, counsel to the Initial Purchasers, substantially in the form attached hereto as
                                    Exhibit 2.

                           (iii) Opinion of Seward & Kissel LLP, of New York, New York, counsel to the Trustee, substantially in the form attached hereto as
                                    Exhibit 3.

                           (iv) A letter dated as of the Closing Time from Arthur Andersen LLP, substantially in the form attached hereto as Exhibit 4.

                           (v) Such documents relating to the Company's corporate existence and its authorization and execution of this Agreement, the Registration Rights Agreement, the Indenture and the Notes as the Representative may reasonably request.

                  (b) That, prior to the Closing Time, there shall have been no material adverse change in the business, properties or financial condition of the Company from that set forth in or contemplated by the Offering Circular, and that the Company shall, at the time

                                       -3-

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         of purchase, have delivered to the Initial Purchasers a certificate to such effect of an executive officer of the Company.

                  (c) That the Company and the Initial Purchasers shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit 5.

                  (d) That the Company shall have performed such of its obligations under this Agreement as are to be performed at or prior to the Closing Time by the terms hereof.

                  (e) That each of R.W. Beck, Inc. (the "Independent Technical Consultant") and PA Consulting Group (the "Independent Market Consultant") shall have delivered to the Company and the Initial Purchasers a letter dated the Closing Time (i) consenting to the inclusion of its respective report in the Offering Circular, and (ii) confirming that since the date of such report, based solely on its inquiries of the Company as to whether there has been any material change in the information provided to it by the Company, nothing has come to its attention that causes it to believe that its opinions set forth in the Offering Circular were not correct.

         5. RESALE OF THE NOTES: Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that:

                  (a) It is a Qualified Institutional Buyer and an "accredited investor" within the meaning of Rule 501(a) under the Securities Act;

                  (b) It has not offered or sold, and will not offer or sell, any Notes except (i) to persons whom it reasonably believes to be Qualified Institutional Buyers as defined in and pursuant to Rule 144A under the Securities Act ("Rule 144A"), (ii) to a limited number of other institutional investors whom it believes to be "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act ("Regulation D") that, prior to their purchase of the Notes, deliver to it a letter substantially in the form of Annex C to the Offering Circular or (iii) to non-U.S. persons outside the United States to whom it reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S under the Securities Act ("Regulation S");

                  (c) Neither it nor any of its U.S. affiliates or any person acting on its or their behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation
         D) or in any manner involving a public offering (within the meaning of
         Section 4(2) under the Securities Act) in the United States;

                  (d) It has (i) not offered or sold and, prior to the expiry of six months from the Closing Time, will not offer or sell, any Notes to persons in the United Kingdom by means of any document except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments, whether as principal or agent, for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of


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         the Public Offers of Securities Regulations 1995; (ii) complied and will comply with all applicable provisions of the Financial
         Services Act 1986 of the United Kingdom with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) only issued or passed on and will only issue or pass on, in the United Kingdom, any document received by it in connection with the issue of the Notes if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on;

                  (e) It has offered and sold the Notes and will offer and sell the Notes (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A or another exemption from the registration requirements of the Securities Act. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and it, its affiliates and any such persons have complied and will comply with the offering restrictions requirements of Regulation S; and

                  (f) It agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

                  "The Notes covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing time, except in either case in accordance with Regulation S (or Rule 144A or other exemption from the registration requirements of the Securities Act, if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

         Terms used in this Section 5 shall have the meanings given to them by Regulation S.

         6. CERTAIN COVENANTS OF THE COMPANY: In further consideration of the agreements of the Initial Purchasers herein contained, the Company covenants as follows:

                  (a) The Company will furnish to the Initial Purchasers, without charge, as many copies of the Preliminary Offering Circular and the Offering Circular (as supplemented or amended if the Company shall have made any supplements or amendments thereto) as the Representative may reasonably request.

                  (b) The Company will give the Initial Purchasers notice of its intention to prepare any amendment or supplement to the Preliminary Offering Circular or the

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         Offering Circular, will furnish the Initial Purchasers and counsel to the Initial Purchasers with copies of such amendment or supplement, and any such amendment or supplement to the Preliminary Offering Circular or the Offering Circular made subsequent to the time this Agreement becomes effective shall correct any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) If at any time prior to the completion of the initial resale of the Notes by the Initial Purchasers any event shall have occurred as a result of which it is necessary to amend or supplement the Offering Circular in order to make the statements therein, in light of the circumstances when the Offering Circular is delivered to a purchaser, not misleading, or if, in the reasonable judgment of the Initial Purchasers or counsel to the Initial Purchasers, such amendment or supplement is necessary to ensure that the initial resale of the Notes is exempt from the registration requirements of the Securities Act, the Company will, subject to paragraph (b) of this Section 6, forthwith amend or supplement the Offering Circular by furnishing, at its own expense, to the Initial Purchasers and to dealers (whose names and addresses are furnished to the Company by the Representative) to whom Notes may have been sold by the Initial Purchasers and, upon request, to any other dealers making such request, either amendments to the Offering Circular or supplements thereto so that the statements in the Offering Circular as so amended or supplemented will not, in light of the circumstances when the Offering Circular is delivered to a purchaser, be misleading, or so that such Offering Circular as so amended or supplemented will comply with any requirements necessary for exemption of the initial resale of the Notes from the registration requirements of the Securities Act, as the case may be.

                  (d) Notwithstanding any provision of paragraph (b) or (c) of this Section 6 to the contrary, the Company's obligations under paragraphs (b) and (c) of this Section 6 shall terminate on the date upon which the Initial Purchasers and their affiliates cease to hold Notes acquired as part of their initial distribution, but in any event not later than nine months from the Closing Time.

                  (e) So long as any Notes shall remain outstanding, neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on behalf of the foregoing (other than the Initial Purchasers and any person acting on their behalf, to the extent that any of them may be deemed to be acting on behalf of the Company) shall solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in a manner that would require the registration of the Notes under the Securities Act.

                  (f) So long as any Notes shall remain outstanding, neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on behalf of the foregoing (other than the Initial Purchasers and any person acting on their behalf, to the extent that any of them may be deemed to be acting on behalf of the Company) will engage in any directed selling efforts (as defined in Rule 902 under the

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         Securities Act) with respect to the Notes in a manner that would require the registration of the Notes under the Securities Act.

                  (g) So long as any Notes shall remain outstanding, neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will directly, or through any person acting on behalf of the foregoing (other than the Initial Purchasers and any person acting on their behalf, to the extent that any of them may be deemed to be acting on behalf of the Company), sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Notes in a manner that would require the registration of the Notes under the Securities Act.

                  (h) The Company agrees, so long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, to furnish to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any and all financial and other information relating to the Company required to be delivered under Rule 144A(d)(4) under the Securities Act in connection with sales of the Notes under Rule 144A, if the Company is not required to file reports with the Commission as a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or exempt from reporting pursuant to Rule 12g3-2b under the Exchange Act.

                  (i) The Company will cooperate with the Initial Purchasers to qualify the Notes for offer and sale under the securities or "blue sky" laws of such states and other jurisdictions as the Representative may reasonably request and to pay filing fees, reasonable attorneys' fees and disbursements in connection therewith in an amount not exceeding $15,000 in the aggregate (including filing fees and disbursements paid or incurred prior to the date this Agreement becomes effective); provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

                  (j) The Company will pay all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including (i) the preparation of the Preliminary Offering Circular, the Offering Circular (including financial statements) and any amendments or supplements thereto, (ii) the preparation and printing of the Notes and the Indenture, (iii) the issuance and delivery of the Notes to the Initial Purchasers (other than transfer taxes), (iv) the furnishing of the opinions, letters and certificates referred to in Section 4 hereof,
         (v) any fees charged by rating agencies for rating the Notes and (vi) the fees and expenses of any trustee appropriate under the Indenture, including the fees and disbursements of counsel for such trustee in connection with the Indenture, and in the amounts agreed pursuant to separate agreements. In addition, the Company agrees to pay the reasonable and documented third party out-

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         of-pocket expenses incurred by the Representative in connection with the offer and sale of the Notes to the Initial Purchasers (including the reasonable and documented third party out-of-pocket expenses incurred by the Representative in connection with the road show prior to the execution of this Agreement and the reasonable and documented fees and expenses of counsel to the Initial Purchasers).

                  (k) If the Initial Purchasers shall not take up and pay for the Notes due to the failure of the Company to comply with any of the conditions specified in Section 4 hereof, the Company's sole obligation and liability shall be to reimburse the Initial Purchasers for their reasonable and documented third party out-of-pocket expenses described in the last sentence of Section 6(j) of this Agreement.

         7.  WARRANTIES AND REPRESENTATIONS OF AND INDEMNITY BY THE COMPANY:

                  (a) The Company warrants and represents to each of the Initial Purchasers that:

                           (i) The Company is a corporation duly organized and
                  validly existing under the laws of Delaware and has all requisite corporate power and authority to execute, deliver and perform its material obligations under this Agreement, the Registration Rights Agreement, the Indenture and the Notes.

                           (ii) Assuming compliance by the Initial Purchasers
                  with the last paragraph of Section 1 of this Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental agency is required for the due execution, delivery and performance by the Company of this Agreement, the Indenture or the Notes in the manner described in the Offering Circular except such approvals, authorizations, consents, orders, registrations or qualifications as may be required under "blue sky" or state securities laws of any state of the United States of America.

                           (iii) The execution and delivery of this Agreement,
                  the Registration Rights Agreement, the Indenture and the Notes have been duly authorized by the Company. Each of the Registration Rights Agreement, the Indenture and the Notes, when delivered, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally and general principals of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                           (iv) To the knowledge of the Company, there is no
                  pending or threatened action or proceeding against the Company of or before any court, arbitrator or governmental agency that purports to affect the legality, validity or enforceability of this Agreement.

                           (v) As of their respective dates, none of the
                  Offering Circular or any amendment or supplement thereto, and as of the Closing Time, the Offering

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                  Circular, as amended or supplemented to such time,
                  contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except that this representation and warranty does not apply to (i) statements or omissions made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser specifically for use in the Offering Circular and
                  (ii) Annex A and Annex B to the Offering Circular or the information contained in the Offering Circular relating to matters referred to in Annex A or Annex B.

                           (vi) The factual information furnished by the Company
                  to R. W. Beck, Inc. ("Beck") specifically for use by Beck in its report contained in Annex A to the Offering Circular was to the Company's knowledge, accurate in all material respects as of the time it was furnished.

                           (vii) No securities of the Company are listed on a
                  national securities exchange, registered under Section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system.

                           (viii) Neither the Company nor any of its affiliates
                  (as defined in Rule 501(b) of Regulation D) has directly, or through any person acting on their behalf (other than the Initial Purchasers and any person acting on their behalf, to the extent that any of them may be deemed to be acting on behalf of the Company) (1) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Notes in a manner that would require the registration of the Notes under the Securities Act or (2) engaged in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act in connection with any offer or sale of the Notes in the United States or, with respect to Notes sold outside the United States in reliance on Rule 903 under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act, and each of them has complied with the offering restrictions requirement of Regulation S under the Securities Act.

                  (b) The Company agrees to indemnify and hold harmless each of the Initial Purchasers and each person, if any, who controls any such Initial Purchaser within the meaning of Section 15 of the Securities Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, and to reimburse the Initial Purchasers and such controlling person or persons, if any, for any legal or other expenses incurred by them in connection with investigating or defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Offering Circular or the Offering Circular as amended or supplemented, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission that was made in such Preliminary Offering Circular, Offering Circular or the Offering Circular as amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representative on behalf of, any Initial Purchaser for use therein and except that this indemnity with respect to the Preliminary
         Offering Circular and with respect to the Offering Circular, shall not inure to the benefit of any Initial Purchaser (or of any person controlling such Initial Purchaser) on account of any losses, claims, damages, liabilities or actions arising from the sale of Notes to any person if a copy of the Offering Circular, as the same may then be amended or supplemented, shall not have been sent or given by or on behalf of such Initial Purchaser to such person with or prior to the written confirmation of the sale involved and if the Offering Circular (as so amended or supplemented) would have corrected the defect giving rise to such loss, liability, claim or damage. The parties hereto agree that the only information with respect to the Initial Purchasers that has been furnished to the Company by or on behalf of the Initial Purchasers for inclusion in the Preliminary Offering Circular and in the Offering Circular is set forth in the first, fifth, seventh and ninth paragraphs and the sixth and seventh sentences of the tenth paragraph under the caption "Plan of Distribution" in the Offering Circular (which, except for the completion of blanks, shall be substantially the same as the corresponding paragraphs in the Preliminary Offering Circular).

                  The Company's indemnity agreement contained in this Section 7(b), and its covenants, warranties and representations contained in this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of any Initial Purchaser or any controlling person, and shall survive the delivery of and payment for the Notes hereunder.

         8.  WARRANTIES AND REPRESENTATIONS OF AND INDEMNITY BY THE INITIAL
PURCHASERS:

                  (a) Each Initial Purchaser warrants and represents to the Company and its directors and officers that the information furnished in writing to the Company by, or through you on behalf of, such Initial Purchaser for use in the Preliminary Offering Circular, the Offering Circular or the Offering Circular as amended or supplemented, does not contain an untrue statement of a material fact and does not omit to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading.

                  (b) Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 7(b) hereof, but only with respect to untrue statements or omissions or alleged untrue statements or omissions made in the Preliminary Offering Circular, the Offering Circular or the Offering Circular as amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representative on behalf of, such Initial Purchaser for use therein.

                  The indemnity agreement on the part of each Initial Purchaser contained in this Section 8(b), and the warranties and representations of such Initial Purchaser contained in this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or other Initial Purchaser or any controlling person, and shall survive the delivery of and payment for the Notes hereunder.

         9. PROCEDURES RELATING TO INDEMNIFICATION. Promptly after receipt by a party indemnified under Section 7 or 8 above of written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, such indemnified party will, if a claim is to be made against an indemnifying party, notify the indemnifying party thereof in writing, but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability (otherwise than under Section 7 or 8 hereof, as the case may be) that it may have to the indemnified party. Thereafter, the indemnified party and the indemnifying party shall consult, to the extent appropriate, with a view to minimizing the cost to the indemnifying party of its obligations hereunder. In case any indemnified party receives written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder and it notifies the indemnifying party thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; PROVIDED, HOWEVER, that if the parties against which any loss, claim, damage or liability arises include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that defenses available to it create a conflict of interest for the counsel selected by the indemnifying party under the code of professional responsibility applicable to such counsel, the indemnified party shall have the right to select one separate counsel to assume such legal defenses and otherwise to participate in the defenses of such loss, claim, damage or liability on behalf of the indemnified party. Upon receipt by the indemnified party of notice from the indemnifying party of its selection so to assume the defense of such loss, claim, damage or liability and approval by the indemnified party of counsel, the indemnifying party shall not be liable to the indemnified party under Section 7 or 8 hereof, as the case may be, for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed and continued to employ counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or
(iii) the indemnifying party shall have authorized in writing the employment of separate counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall, without prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which the indemnified party is or is entitled or subject to be a party and the indemnified party is entitled to indemnity hereunder unless such settlement includes an unconditional release of the indemnified party from all liability on any claims that are the subject matter of such action. No indemnifying party shall be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any loss, claim, damage or liability effected without its consent.

          10. SUBSTITUTION OF INITIAL PURCHASERS: If any Initial Purchaser under this Agreement shall fail or refuse (whether for some reason sufficient to justify, in accordance with the terms hereof, the termination of its obligations to purchase or otherwise) to purchase the Notes that it has agreed to purchase, the Company shall immediately notify the remaining Initial Purchasers and the remaining Initial Purchasers may, within 24 hours of receipt of such notice, procure some other responsible party or parties satisfactory to the Company, who may include one or more of the remaining Initial Purchasers, to purchase or agree to purchase such Notes on the terms herein set forth; and, if the remaining Initial Purchasers shall fail to procure a satisfactory party or parties to purchase or agree to purchase such Notes on such terms within such period after the receipt of such notice, then the Company shall be entitled to an additional period of 24 hours within which to procure another party or parties to purchase or agree to purchase such Notes on the terms herein set forth. In any such case, either the remaining Initial Purchasers or the Company shall have the right to postpone the Closing Time for a period not to exceed five full business days from the date set forth in Section 3 hereof, in order that the necessary changes to the Offering Circular and any other documents and arrangements may be effected. If the remaining Initial Purchasers shall fail to procure a satisfactory party or parties to purchase or agree to purchase such Notes, and if the Company also does not procure another party or parties to purchase or agree to purchase such Notes, as above provided, then this Agreement shall terminate. In the event of any such termination, the Company shall not be under any liability to any Initial Purchaser (except to the extent, if any, provided in Section 6 hereof), nor shall any Initial Purchaser (other than an Initial Purchaser who shall have failed or refused to purchase Notes without some reason sufficient to justify, in accordance with the terms hereof, its termination of its obligations hereunder) be under any liability to the Company.

          11. TERMINATION OF AGREEMENT: This Agreement may be terminated at any time prior to the time of purchase by the Initial Purchasers who have agreed to purchase in the aggregate 75% or more of the aggregate principal amount of the Notes, if, after this Agreement becomes effective and prior to the Closing Time,
(i) trading in securities on the New York Stock Exchange shall have been generally suspended, (ii) minimum or maximum ranges for prices shall have been generally established on the New York Stock Exchange by the Securities and Exchange Commission or by the New York Stock Exchange, (iii) a general banking moratorium shall have been declared by federal or New York State authorities or
(iv) there shall have occurred any declaration of war by the United States Congress or any other substantial national or international emergency affecting the United States, in any such case provided for in clauses (i) through (iv) with the result that, in your reasonable judgment, the marketability of the Notes shall have been materially impaired.

          If the Initial Purchasers elect to terminate this Agreement as provided in this Section 11, the Company shall be notified promptly by the Representative by telephone, confirmed in writing. If this Agreement shall not be carried out by any Initial Purchaser for any reason permitted hereunder, or if the sale of the Notes to the Initial Purchasers as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Initial Purchaser or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement (except that the Company shall remain liable to the extent provided in Section 6 hereof) and the Initial Purchasers (other than a defaulting Initial Purchaser) shall be under no liability to the Company nor be under any liability under this Agreement to one another.

          12. NOTICES: All notices hereunder shall, unless otherwise expressly permitted, be in writing and be delivered at or mailed to the following addresses:

          Mirant Americas Generation, Inc.
          1155 Perimeter Center West
          Suite 100
          Atlanta, Georgia 30338
          Attention: Treasurer
          Tel:  (678) 579-5000
          Fax: (678) 579-5001

          with copies to (such copy not to constitute notice):
          Troutman Sanders LLP
          Bank of America Plaza, Suite 5200
          600 Peachtree Street, N.E.
          Atlanta, Georgia 30308
          Attention: John T. W. Mercer, Esq.
          Tel:  (404) 885-3000
          Fax: (404) 885-3001

          If to the Initial Purchasers at:
          Lehman Brothers Inc.
          3 World Financial Center
          New York, New York 10285
          Attention:  Fixed Income Syndicate Department
          Fax:  (212) 526-6588

          with a copy to (such copy not to constitute notice):
          Director of Litigation, Office of General Counsel
          Fax:  (212) 526-9651

          13. PARTIES IN INTEREST: This Agreement has been and is made solely for the benefit of the Initial Purchasers and the Company, its directors and officers, and the controlling persons, if any, referred to in Sections 7 and 8 hereof, and their respective successors, assigns, executors and administrators, and, subject to the provisions of Section 10 hereof, no other person shall acquire or have any right under or by virtue of this Agreement.

          14. APPLICABLE LAW, JURISDICTION: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto consents to the jurisdiction of each court in which any action is commenced seeking indemnity pursuant to Section 7 or 8 above and agrees to accept, either directly or through an agent, service of process of each such court.

          15. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  Please confirm that the foregoing correctly sets forth the agreement between the Company and the several Initial Purchasers.

                                   Very truly yours,

                                   MIRANT AMERICAS
                                   GENERATION, INC.


                                    By:
                                       -----------------------------------------
                                        Name:
                                        Title:



Confirmed and accepted as of the date first above written.

LEHMAN BROTHERS INC.
CREDIT SUISSE FIRST BOSTON CORPORATION
BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANC ALEX. BROWN INC.
WACHOVIA SECURITIES, INC.

By:      LEHMAN BROTHERS, INC.


By:
   -------------------------------------------------
    Name:
    Title:

                                                     SCHEDULE I




I.   Purchase Price

     The purchase prices to be paid by the Initial Purchasers for the 2006 Notes, 2011 Notes and 2031 Notes shall be as follows:

                                                                                              Initial Purchasers'
                                     Price to Public            Underwriting Spread             Purchase Price
                               ---------------------------- ----------------------------- ----------------------------
2006 Notes                              100.000%                      0.700%                       99.300%
2011 Notes                               99.692%                      0.775%                       98.917%
2031 Notes                               99.371%                      1.000%                       98.371%


II.  Principal Amount to be Purchased

                                    Principal Amount of          Principal Amount of          Principal Amount of
Initial Purchaser                   2006 Notes Purchased         2011 Notes Purchased         2031 Notes Purchased
------------------------------- ---------------------------- ---------------------------- ----------------------------
Lehman Brothers Inc.                   $ 325,000,000                 $ 552,500,000                $ 260,000,000
Credit Suisse First Boston
Corporation                              100,000,000                   170,000,000                   80,000,000
Banc of America Securities LLC            50,000,000                    85,000,000                   40,000,000
Deutsche Banc Alex Brown, Inc.            12,500,000                    21,250,000                   10,000,000
Wachovia Securities, Inc.                 12,500,000                    21,250,000                   10,000,000
                                     -----------------------     -------------------------    ------------------------
Amount Aggregate Principal             $ 500,000,000                 $ 850,000,000                $ 400,000,000
                                     =======================     =========================    ========================


                                                                       EXHIBIT 1

         Form of Opinion of Troutman Sanders pursuant to Section 4(a)(i)

         (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and to conduct its business as described in the Offering Circular and to enter into and perform its obligations under the Purchase Agreement, the Registration Rights Agreement and the Indenture;

         (ii) The Purchase Agreement, the Registration Rights Agreement and the Indenture have been duly authorized, executed and delivered by the Company;

         (iii) The Notes and the Indenture conform in all material respects as to legal matters to the descriptions thereof in the Offering Circular;

         (iv) The issuance of the Notes has been duly authorized by the Company, and the Notes have been duly executed by the Company;

         (v) Subject to the paragraph numbered (viii) below, no consent, approval, authorization or order of, and no filing or registration with, any United States or Georgia state court or governmental agency or body (other than the securities or blue sky laws of the various states, as to which we express no opinion under this paragraph (v) or paragraph (vii) below), is legally required for the issuance, sale and delivery of the Notes by the Company to the Initial Purchasers pursuant to the Purchase Agreement, or the performance by the Company of its obligations under the Purchase Agreement, the Indenture and the Notes;

         (vi) The statements made in the Offering Circular under the captions "Description of the Notes and the Indenture" and "Certain U.S. Federal Income Tax Considerations," to the extent they constitute matters of United States federal law or legal conclusions under United States federal law, have been reviewed by us and are accurate, complete and fair in all material respects;

         (vii) The execution, delivery and performance by the Company of the Purchase Agreement, the Indenture and the Notes, the consummation by the Company of the transactions contemplated thereby, compliance by the Company with the terms of the foregoing and the application of the proceeds from the sale of the Notes, to the extent specifically described by the Offering Circular, do not and will not as of the date hereof result in a breach or violation of any of the terms or provisions of, or constitute a default under, any published statute, rule or regulation applicable to the Company or any judgment, order or decree of which we have knowledge of any court, regulatory body, administrative agency or governmental body of the United States or the State of Georgia having jurisdiction over the Company;

         (viii) Assuming (a) the accuracy of the representations and warranties of the Company set forth in Section 7 of the Purchase Agreement and of the Initial Purchasers set forth in
                  Section 8 of the Purchase Agreement, (b) the due performance by the Company of the covenants and agreements set forth in
                  Section 6 of the Purchase Agreement and the due performance by each Initial Purchaser of the covenants and agreements set forth in Section 5 of the Purchase Agreement, (c) compliance by the Initial Purchasers with the offering and transfer procedures and restrictions described in the Offering Circular and (d) the accuracy of the representations and warranties made in accordance with the Offering Circular by purchasers to whom the Initial Purchasers initially resell the Notes, (i) the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Offering Circular and the initial resale of the Notes by the Initial Purchasers in the manner contemplated in the Purchase Agreement and the Offering Circular do not require registration under the Securities Act of 1933, as amended, it being understood that we express no opinion as to any subsequent resale of any Notes, and (ii) the Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended; and

         (ix) The Company is not an "investment company" under the Investment Company Act of 1940, as amended.

         In addition, such opinion shall state that such counsel has participated in the preparation of the Offering Circular and in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company and with your representatives and your counsel at which the contents of the Offering Circular and related matters were discussed and, although such counsel need not pass upon or assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Circular, on the basis of the foregoing, no facts have come to the attention of such counsel that have caused them to believe that the Offering Circular or any amendment thereto (except for the financial statements and other financial and statistical data and projections included therein or omitted therefrom and all of the information contained in Annexes A and B to the Offering Circular and all references in the Offering Circular to the matters discussed in Annexes A and B, as to which such counsel need express no opinion) at the Closing Time or at the time any such amended or supplemented Offering Circular was issued, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         In giving such opinion, such counsel may state that, insofar as such opinion involves factual matters, they have relied to the extent they deem proper, upon certificates of officers of the Company, certificates of officers of the Trustee and certificates of public officials and that such counsel has relied on the representations and warranties of the Company and of the Initial Purchasers made in the Purchase Agreement.

         Such opinion shall state that such counsel are members of the State Bar of Georgia and do not express any opinion concerning any law other than the law of the State of Georgia, the federal law of the United States and the General Corporation Law of the State of Delaware.

                                                                      EXHIBIT 2

         Form of Opinion of Shearman & Sterling pursuant to Section 4(a)(ii)


         The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Trustee, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforcement thereof (x) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, all laws relating to fraudulent transfers) and (y) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The Notes have been duly authorized and executed by the Company and, when duly authenticated by the Trustee in the manner contemplated in the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement and the Indenture, will be (x) valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof (A) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, all laws relating to fraudulent transfers) and (B) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (y) entitled to the benefits of the Indenture.

         The Purchase Agreement has been duly authorized, executed and delivered by the Company.

         The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company in accordance with its terms, except as the enforcement thereof (x) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, all laws relating to fraudulent transfers), (y) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (z) any rights to indemnity and contribution provided therein may be limited by federal and state securities laws and the public policy considering underlying these laws.

         The statements made in the Offering Circular under the captions "Description of Notes and the Indenture" and "Certain U.S. Federal Income Tax Considerations", insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly summarize the matters referred to therein.

         Assuming (i) the accuracy of the representations and warranties of each of the Company and the Initial Purchasers in the Purchase Agreement and (ii) the due performance by each of the Company and the Initial Purchasers of the covenants and agreements set forth therein and with the offering and transfer procedures and restrictions described in the Offering Circular, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated in the Offering Circular and the Purchase Agreement, or in connection with the initial resale of the Notes by the Initial Purchasers in the manner contemplated in the Offering Circular and the Purchase Agreement, to register the Notes under the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

         In addition, such opinion shall state that the limitations inherent in the independent verification of factual matters and in the role of outside counsel are such, however, that they cannot and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements made in the Offering Circular except as set forth in paragraph (v) of their opinion addressed to the Initial Purchasers and dated the date of the Closing Time.

         They have, however, reviewed, and participated in discussions concerning the preparation of, the Offering Circular with certain officers and employees of the Company, with its counsel and its auditors and with the Initial Purchasers' representatives. In the course of this review and discussion, no facts came to such counsel's attention that gave them reason to believe that the Offering Circular (except for the financial statements and other financial and statistical data and projections included therein or omitted therefrom and all information contained in Annexes A and B to the Offering Circular and their respective summaries in the Offering Circular, as to which they have not been requested to comment), as of its date or as of Closing Time, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         In giving such opinion, such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon the representations and warranties of the Company contained in or made pursuant to the Purchase Agreement, certificates of officers of the Company and certificates of public officials.

         Such opinion shall state the foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, in each case as in effect at Closing Time and they do not express any opinion herein concerning any other law.

                                                                       EXHIBIT 3

         Form of Opinion of Seward & Kissel LLP pursuant to Section 4(a)(iii)

         (i) Trustee is a banking corporation duly incorporated and validly existing under the laws of the State of New York.

         (ii) The Trustee has the requisite power and authority to execute, deliver and perform its obligations under the Indenture, and has taken all necessary action to authorize the execution, delivery and performance by it of the Indenture.

         (iii) The Indenture has been duly executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (iv) No approval, authorization or other action by or filing with any United States or New York governmental authority, having jurisdiction over the banking or trust powers of the Trustee is required in connection with the execution and delivery by the Trustee of the Indenture.

         (v) The execution, delivery and performance of the Indenture does not conflict with or result in a violation of (a) any federal or New York State law or regulation governing the banking or trust powers of the Trustee or (b) the Articles of Incorporation or By-laws of the Trustee.

         (vi) The Notes delivered on the date hereof have been duly authenticated by the Trustee in accordance with the terms of the Indenture.

         Such opinion shall be to such further effect with respect to other legal matters relating to the Purchase Agreement and the Notes as counsel for the Initial Purchasers may reasonably request. In giving such opinion, such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to counsel for the Initial Purchasers. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, certificates of officers of the Trustee and certificates of public officials; provided that such certificates have been delivered to the Initial Purchasers.


                                       3